Exhibit 10.3

TO:	Holders of Velocity Express Corporation Series Q Convertible Preferred Stock

FROM:	Ted Stone, Chief Financial Officer, Velocity Express Corporation

cc:	Jonathan Cunningham, Jefferies & Co.
Cliff Chapman, Broadband Capital Management

DATE:	August 11, 2006

RE:	Sale Notice

On behalf of Velocity Express Corporation (the “Company”), let me first say thank you for your investment in our Series Q Convertible Preferred Stock. As you have seen, the public announcement of our agreement to merge with CD&L was released on Wednesday, July 5 to a generally positive market reception.

The combined Velocity and CD&L sales teams have devoted much of the time since announcement to calling personally on our top 250 (combined) customers to explain the merger and its effect on their service. These calls have gone very well. In addition, a larger team of sales, operational and financial leaders from both companies met on July 12 and 13 to kick off the larger integration plan, which is now well underway. On Friday, July 21 CD&L learned that the SEC would have no comments on CD&L’s Proxy Statement Pursuant to Section 14(a). Accordingly, the final Proxy Statement was mailed inviting CD&L’s shareholders to attend a special meeting on August 17, 2006 to adopt the merger agreement.

As you will recall, at various times during the course of finalizing the merger financing, more than a few investors expressed the desire to see up to $45.0 million of new equity capital in Velocity’s capital structure. Although the financing closed on July 3, 2006 with $40.0 million of new equity, the Company’s Series Q Convertible Preferred Stock documentation provides for the issuance of up to $45.0 million of Series Q Preferred. The Company has indications of interest from investors desiring to purchase the remaining $5.0 million of the Series Q Preferred who were not able to close on July 3 and we would like to accommodate them.

Pursuant to Section 7 of the Certificate of Designations, Preferences and Rights of Series Q Convertible Preferred Stock of Velocity Express Corporation (the “Certificate of Designations”), we are writing to notify you of our proposal to sell up to 500,000 shares of Series Q Convertible Preferred Stock (the “Additional Series Q Offering”) on the following terms:

1.	Description: Series Q Convertible Preferred Stock, par value $0.004 per share.

2.	Prospective Purchasers: [Identify purchasers]

3.	Consideration: $10 per share in cash.

4.	Other Material Terms and Conditions: The Additional Series Q Offering will be made pursuant to other terms and conditions substantially identical to those applicable to the Series Q Convertible Preferred Stock we sold on July 3, 2006.

The undersigned hereby certifies that the Company has received a firm offer from the prospective purchasers and in good faith believes that a binding agreement for the shares of Series Q Convertible Preferred Stock to be sold in the Additional Series Q Offering is obtainable on the terms set forth in this Sale Notice.

In accordance with Section 7(b) of the Certificate of Designations, you have the option for a period of twenty (20) days from your receipt of this Sale Notice to elect to purchase all or part of your pro rata share of the Offered Shares. You must exercise this option by notifying the Company in writing before the expiration of this twenty (20) day period. You will also have a right of reallotment such that, if any other holder of Series Q Convertible Preferred Stock fails to exercise the right to purchase its full pro rata share of the Offered Shares, the other participating holders may exercise an additional right to purchase, on a pro rata basis, the Offered Shares not previously purchased.

Please indicate your election with respect to this option by checking the appropriate box below, and returning a signed copy of this notice to Velocity Express Corporation by facsimile at 203-349-4198 or a scanned copy of this signature page by email to TStone@velocityexp.com or by mail to One Morningside Drive North, Building B, Suite 300, Westport, CT 06880, Attention: Ted Stone. If you have any questions regarding the information set forth above, please do not hesitate to contact the undersigned at (203) 349-4199.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Edward W. Stone
Chief Financial Officer

Please check one:

☐	The undersigned hereby exercises his/her/its option to purchase shares of Series Q Convertible Preferred Stock in the Additional Series Q Offering.

☐	The undersigned hereby declines to exercise his/her/its option to purchase shares of Series Q Convertible Preferred Stock in the Additional Series Q Offering.

HOLDER

By:
Name:
Title:

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